Exhibit (d)(40)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated as of September 29, 2009 (“Amendment No. 1”), to the Investment Advisory Agreement, dated as of May 1, 2005, (“Agreement”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”), and Lord, Abbett & Co., a Delaware limited liability company (“Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of May 1, 2005 (“Agreement”) relating to the EQ/Lord Abbett Mid Cap Value Portfolio of EQ Advisors Trust as follows:

1. Removed Portfolio. All references to the EQ/Lord Abbett Mid Cap Value Portfolio of EQ Advisors Trust are hereby removed.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/Lord Abbett Growth and Income Portfolio and EQ/Lord Abbett Large Cap Core Portfolio.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY			LORD, ABBETT & CO. LLC

By:	/s/ Steven M. Joenk		By:	/s/ Lawrence H. Kaplan
	Name:	Steven M. Joenk		Name:	Lawrence H. Kaplan
	Title:	Senior Vice President		Title:	Member & General Counsel

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolios	Annual Advisory Fee

EQ/Lord Abbett Growth and Income Portfolio	0.35% of the Portfolio’s average daily net assets up to and including $200 million; 0.30% of the Portfolio’s average daily net assets over $200 million and up to and including $400 million; and 0.25% of the Portfolio’s average daily net assets in excess of $400 million.

EQ/Lord Abbett Large Cap Core Portfolio	0.35% of the Portfolio’s average daily net assets up to and including $200 million; 0.30% of the Portfolio’s average daily net assets over $200 million and up to and including $400 million; and 0.25% of the Portfolio’s average daily net assets in excess of $400 million.

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